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AIM SHORT TERM BOND FUND                                           SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 2/28/2010
FILE NUMBER :      811-05686
SERIES NO.:        10

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
72DD.   1  Total income dividends for which record date passed during the period.
           (000's Omitted)
           Class A               $ 1,191
        2  Dividends for a second class of open-end company shares (000's Omitted)
           Class C               $ 1,447
           Class R               $    36
           Class Y               $    69
           Institutional Class   $ 1,219

73A.       Payments per share outstanding during the entire current period:
           (form nnn.nnnn)
        1  Dividends from net investment income
           Class A               $0.1689
        2  Dividends for a second class of open-end company shares (form nnn.nnnn)
           Class C               $0.1564
           Class R               $0.1565
           Class Y               $0.1815
           Institutional Class   $0.1815

74U.    1  Number of shares outstanding (000's Omitted)
           Class A                 9,241
        2  Number of shares outstanding of a second class of open-end company shares
           (000's Omitted)
           Class C                11,954
           Class R                   240
           Class Y                   936
           Institutional Class     6,067

74V.    1  Net asset value per share (to nearest cent)
           Class A               $  8.68
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class C               $  8.68
           Class R               $  8.70
           Class Y               $  8.69
           Institutional Class   $  8.69
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